                                    EXHIBIT 5

                                      AVNET



                                                          October 17, 2000

      Board of Directors
      Avnet, Inc.
      2211 South 47th Street
      Phoenix, Arizona 85034

                       Re: Floating Rate Notes due October 17, 2001 8.20% Notes due October 17, 2003
                                Registration Statement on Form S-3
                                Registration No. 333-39530

      Ladies and Gentlemen:

               I refer to the above-referenced Registration Statement on Form S-3 (the "Registration Statement") filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $1,500,000,000 in gross proceeds to the Company of various securities to be issued from time to time in one or more public offerings.

               It is proposed that $525,000,000 aggregate principal amount of Debt Securities will be issued as $325,000,000 principal amount of Floating Rate Notes due October 17, 2001, and $200,000,000 principal amount of 8.20% Notes due October 17, 2003 (collectively, the "Notes"), under the terms of the Indenture being filed as Exhibit 4.1 to this Current Report on Form 8-K (the "Indenture") and will be sold pursuant to the terms of the Pricing Agreement included in Exhibit 4.2 to this Current Report on Form 8-K (the "Pricing Agreement").

               I have examined the Indenture, the Pricing Agreement and resolutions adopted by the Board of Directors of the Company and its duly appointed committees relating to the authorization of the issuance and sale of the Debt Securities in general and the Notes in particular. I have also examined and am familiar with originals, or copies the authenticity of which has been established to my satisfaction, of such other documents and instruments as I have deemed necessary to express the opinions hereinafter set forth. Based upon the foregoing, it is my opinion that the Notes, when issued or delivered in the manner provided for in the Pricing Agreement, will be legally issued and the binding obligations of the Company under the laws of the State of New York, which laws govern the Indenture.

               I consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus supplement dated October 12, 2000, constituting
      Part I thereof.


                                                  Very truly yours,

                                                  /s/David R. Birk

                                                  David R. Birk
                                                  Senior Vice President and
                                                     General Counsel



              Avnet, Inc. 2211 South 47th Street, Phoenix, AZ 85034
              T. 480-643-7763 F. 480-643-7929 david.birk@avnet.com